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TULLY'S COFFEE CORPORATION
CONVERTIBLE PROMISSORY NOTE
SUBSCRIPTION AGREEMENT

    This Subscription Agreement (this "Agreement") is made and entered into as of this 14th day of December, 2000, by and between Tully's Coffee Corporation, a Washington corporation (the "Company"), and KWM INVESTMENTS LLC, a Washington limited liability company (the "Subscriber").

    1.  Subscription.  Pursuant to this Agreement the undersigned Subscriber hereby irrevocably subscribes for the purchase of a convertible promissory note in the face amount of $3 Million (the "Note") and of warrants ("Warrants") to be paid in lieu of interest under the Note from the Company. The Note and the Warrants, and Series A Preferred Stock and common stock into which the Note is convertible and for which the Warrants would be exercisable, are collectively referred to herein as the "Securities."

    2.  Acknowledgments.  The Subscriber acknowledges that:

      a.  Offering Information.  The Subscriber has been provided with and has reviewed an informational memorandum (the "Informational Memorandum") used in the recently closed private placement offering of Series B Convertible Preferred Stock, which contains business and financial information about the Company and a description of the terms of the Series A Preferred Stock; and

      b.  Subscriber Questions.  The Subscriber has had the opportunity to ask questions of the directors, officers or other authorized representatives of the Company, and to the extent the Subscriber utilized such opportunity, the Subscriber received satisfactory answers concerning the Company, its operations and prospects, and the purchase of the Note.

    3.  Representations of Subscriber.  The Subscriber hereby represents, warrants and covenants as follows:

      a.  Accredited Investor.  The Subscriber is an Accredited Investor within the meaning of Regulation D promulgated by the Securities and Exchange Commission. Specifically, the Subscriber qualifies under the following category or categories of Accredited Investor indicated below (indicate category or categories by initialing in one or more of the spaces provided):

      (i) The Subscriber is an individual whose net worth, or joint net worth with that person's spouse, currently exceeds $1,000,000;

      (ii) The Subscriber is an individual who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

      (iii) The Subscriber is a director or executive officer of the Company;

      (iv) The Subscriber is a bank as defined in Section 3(a)(2) of the Securities Act of 1933 (the "Act"), or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in its individual capacity or a fiduciary capacity;

      (v) The Subscriber is a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934;

      (vi) The Subscriber is an insurance company as defined in Section 2(13) of the Act;

      (vii) The Subscriber is an investment company registered under the Investment Company Act of 1940;

      (viii) The Subscriber is a business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940;

      (ix) The Subscriber is a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) or the Small Business Investment Act of 1958;

      (x) The Subscriber is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

      (xi) The Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if (a) the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor or (b) the employee benefit plan has total assets in excess of $5,000,000 or (c) if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

      (xii) The Subscriber is a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

      (xiii) The Subscriber is an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Note, with total assets in excess of $5,000,000;

      (xiv) The Subscriber is a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Note, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Title 17 of the Code of Federal Regulations;

      (xv) The Subscriber is an entity in which each equity owner satisfies at least one of the categories (i) through (xiv) above.

      b.  Speculative Investment.  The Subscriber acknowledges that the Securities represents a speculative investment that involves a significant risk of loss and substantial restrictions on the transferability of the Securities. The Subscriber has sufficient resources to provide for the Subscriber's current needs and contingencies, has no need for liquidity in this investment for an indefinite period of time and can afford to sustain a complete loss with respect to the purchase of the Securities.

      c.  Evaluation of Investment.  By reason of the Subscriber's knowledge and experience in financial and business matters, the Subscriber is capable of evaluating the merits and risks of this investment. In making this investment, the Subscriber has relied solely on the Subscriber's independent investigation and its own tax and legal advisors.

      d.  Investment Purpose.  The Subscriber is acquiring the Securities solely for the Subscriber's own account, for investment, and not with a view to the distribution or resale thereof.

      e.  No General Solicitation; No Other Representations.  The Subscriber did not become aware of this investment opportunity as a result of any general or public advertising or telephone solicitation by the Company or any agent on its behalf. No representations or warranties have been made to the Subscriber with regard to an investment in the Securities or [the Series A Preferred Stock or] Common Stock into which the Note is convertible or for which the warrant would be exercisable other than those contained herein and in the Informational Memorandum. In making a decision to purchase the Note, the Subscriber has relied solely on the information contained in the Informational Memorandum and this Agreement.

      f.  Risk of Loss.  The Subscriber is aware that there is no assurance that the Company will be operated profitably, and that investment in the Securities is speculative and involves a significant risk of loss of the entire investment.

    The foregoing representations and warranties are true and accurate as of the date hereof and shall be true and accurate as of the date of delivery of this Agreement and shall survive such delivery.

    4.  Representations and Warranties of the Company.  The Company hereby represents and warrants to Subscriber that as of the date of this Agreement:

      a.  Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified and authorized to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, properties, prospects or financial condition.

      b.  Authorization.  All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Note and the Warrants being sold hereunder, and the [Series A Preferred Stock and] Common Stock potentially issuable upon conversion of the Note or exercise of the Warrants has been taken or will be taken prior to the Closing, and this Agreement, the Note and the Warrants together with all related schedules and exhibits (collectively, the "Transaction Documents") constitute, or will constitute, valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The sale of Note and Warrants is not and the subsequent conversion of the Note into, or exercise of the Warrants for, [Series A Preferred Stock or] Common Stock will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

      c.  Valid Issuance of Securities.  The Securities that are being, or may be, issued to Subscriber, when issued and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, and free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable federal and state securities laws.

      d.  Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for filings required pursuant to applicable federal and state securities laws.

      e.  Disclosure.  The Transaction Documents, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

      f.  Compliance With Securities Laws.  None of the filings made by the Company pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder (collectively, the "Reports"), contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. There has been no material adverse change to the condition or prospects of the Company as set forth in the Reports filed with the SEC as of November 29, 2000.

    The foregoing representations and warranties are true and accurate as of the date hereof and shall be true and accurate as of the date of delivery of this Agreement and shall survive such delivery.

    5.  Reliance.  The Subscriber acknowledges that the Company is relying on the information and representations in this Agreement. The Subscriber affirms that all of the Subscriber's answers herein are accurate and complete and may be relied upon by the Company in determining the availability of an exemption from registration under federal and state securities laws for the offer and sale of securities of the Company. The Subscriber agrees to provide such additional confirmation of the Subscriber's status as an Accredited Investor as the Company may reasonably request. The Company acknowledges that Subscriber is relying on information provided and representations and warranties of the Company made in this Agreement. The Company confirms that all of the Company's representations and warranties herein are accurate and complete and may be relied upon by the Subscriber in determining whether to subscribe for the Note and Warrants. The Company agrees to deliver a Certificate of Compliance executed by an officer of the Company certifying that all the representations and warranties of the Company set forth herein are accurate on the date of this Agreement.

    6.  Indemnification.  The Subscriber acknowledges that he understands the meaning and legal consequences of the representations and warranties contained in this Agreement, and hereby agrees to indemnify and hold harmless the Company and its officers and directors from and against any and all loss, damage, costs, liability or expense due to or arising out of a breach of any representation or warranty of the Subscriber contained herein.

    7.  Restrictions on Transfer.  The Subscriber understands and acknowledges that there is no public market for the Securities, that the Securities have not been registered under the Act, the Washington State Securities Act or the securities laws of any other state, and that the Company has no obligation, either to the Subscriber or to any other person or entity, or current intention to register the Securities, and accordingly that the Securities must be held indefinitely unless they are subsequently registered under the Act and applicable states securities laws or unless, in the opinion of counsel for the Company, a sale or transfer may be made without registration thereunder. The Subscriber understands the effect of, and agrees to be bound by, the limitations on disposition of the Securities set forth in Rule 502(d) under the Act. The Subscriber agrees that any certificate evidencing the Securities may bear a legend restricting the transfer of any of such stock in a manner generally consistent with the foregoing.

    8.  No Agency Recommendation.  The Subscriber understands that no federal or state agency has recommended or endorsed the purchase of the Securities or passed on the adequacy of the information delivered to the Subscriber.

    9.  Acceptance of Subscription.  The Subscriber understands that this subscription may be accepted or rejected in whole or in part by the Company in its sole and absolute discretion and if rejected the subscription price will be returned without interest.

    10.  Other Financings.  The Subscriber understands that the Company may consider other financings of its operations which may include sales of the Company's securities on the same or different terms than provided herein, including higher or lower prices per security than paid by the Subscriber.

    11.  General.  This Agreement shall be governed by the laws of Washington, contains the sole and entire understanding of the parties with respect to its subject matter and all prior negotiations, discussions, commitments and understandings previously had between the parties with respect thereto are merged herein. This Agreement cannot be changed or terminated or any performance or condition waived in whole or in part except by a writing signed by the party against whom enforcement of the change, termination or waiver is sought. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

    IN WITNESS WHEREOF, the parties execute and agree to be bound by this Subscription Agreement.

COMPANY:	TULLY'S COFFEE CORPORATION
/s/ TOM T. O'KEEFE Tom T. O'Keefe, Chairman and CEO
SUBSCRIBER:	KWM INVESTMENTS LLC
By MIG Corporation, Its Manager
	By:	/s/ JOSEPH D. WEINSTEIN
	Its:	ASSISTANT SECRETARY

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TULLY'S COFFEE CORPORATION CONVERTIBLE PROMISSORY NOTE SUBSCRIPTION AGREEMENT